Filed Pursuant to Rule 433

Registration No. 333-282606 and

333-282606-05

**Full Pricing Details** $1.289+bn Nissan Auto Lease Trust 2026-B

Joint Leads: Citigroup Global Markets (structuring), BNP Paribas, BofA, and MUFG

Co-Managers: Lloyds Securities, Mizuho, US Bancorp

-Anticipated Capital Structure-

CLS	$AMT (MM)	WAL	M/F**	P.WIN	E-FINAL	L-FINAL	BNCH	Spread	Yield (%)	CPN (%)	PRICE (%)

A-1	127.200	0.25	P-1/F1+	1-6	01/15/2027	08/16/2027	I-CRV	+14	3.949	3.949	100.00000
A-2A	414.000	1.25	Aaa/AAA	6-23	06/15/2028	04/16/2029	I-CRV	+36	4.483	4.44	99.99812
A-2B	80.000	1.25	Aaa/AAA	6-23	06/15/2028	04/16/2029	SOFR30A	+36			100.00000
A-3	494.000	2.22	Aaa/AAA	23-31	02/15/2029	12/17/2029	I-CRV	+47	4.740	4.69	99.99208
A-4	84.800	2.69	Aaa/AAA	31-34	05/15/2029	06/17/2030	I-CRV	+55	4.837	4.78	99.97759
B	49.940	2.81	Aaa/AA	34-35	06/15/2029	06/17/2030	I-CRV	+63	4.922	4.87	99.99425
C	39.800	2.88	Aa2/A	35-35	06/15/2029	10/15/2030	I-CRV	+85	5.144	5.08	99.97424

** Expected ratings

Transaction Details:

*	Ticker : NALT 2026-B
*	Offered Size : $1,289.740mm
*	Format : Public/SEC Registered
*	Pricing speed : 75% PPC to maturity
*	Expected Ratings : Moody’s/Fitch
*	ERISA Eligible : Yes
*	US RR Eligible : Yes
*	EU RR Eligible : No
*	Min denoms : $1,000 x $1,000
*	Expected Settlement : Wednesday, July 29th, 2026
*	First Payment Date : August 17th, 2026
*	Monthly Payment Date : Monthly on 15th or next business day
*	Pricing : Week of July 20th
*	Bill and Deliver : Citi

Available Information:

*	Preliminary Prospectus & FWP (Attached)
*	Roadshow Link: https://dealroadshow.finsight.com/e/NALT26B

Passcode: NALT26B

*	Intex CDI File (Attached)

Intex Dealname: XNAL26B

Password: UAX6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.